EXHIBIT 99.1

Schnitzer Steel Board Elects Jill Schnitzer Edelson as Director and Takes Steps to Have a Majority of Independent Directors

PORTLAND, Ore., July 19, 2005 -- Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today announced that its Board has elected Jill Schnitzer Edelson to fill a vacant seat on the Board and that it has taken steps to have a majority of its Board be independent directors as defined by NASDAQ rules. As part of this planned transition, the Board accepted the resignations from the Board of three Schnitzer family members.

To assist it in facilitating these changes, the Company has retained Russell Reynolds Associates to identify and recruit three additional independent directors who will replace the three directors that resigned. Russell Reynolds will submit prospective directors to the Board's Nominating and Corporate Governance Committee, which is composed of three independent directors.

The Company expects to complete these steps no later than its annual meeting in January of 2006. At that time, its 11-member Board will be composed of six independent directors; the Company's chief executive officer, John D. Carter; and four Schnitzer family members, including the Company's current chairman, Kenneth M. Novack, and Ms. Edelson.

"We've taken significant steps toward having a majority of independent directors on our Board," said Mr. Novack. "We are committed to setting and meeting high standards for corporate governance at Schnitzer, just as we're committed to capitalizing on the significant opportunities we see to create and deliver economic value to all our shareholders."

Dori Schnitzer, Gary Schnitzer, who will continue as an executive vice president of the Company, and Carol Lewis are the three directors who have resigned.

"We're pleased to welcome Jill to the Board," said Mr. Novack. "We look forward to her valuable perspective and contributions going forward. We're also very grateful to Dori, Gary, and Carol for their many years of dedicated service and their strong support during this carefully planned transition."

Ms. Edelson, of Portland, graduated from Pomona College and served as a consultant with Booz, Allen & Hamilton before earning a Master's of Business Administration from the Wharton School at University of Pennsylvania. She was a business development manager at Salt Lake City-based Sarcos, Inc. and co-chaired the Riverdale School District Foundation's 2003-2004 Campaign.

A statement of the Board's intention to have a majority of independent directors can be found in the Board's Nominating and Corporate Governance Committee Charter located in the Corporate Governance portion of the Investor Relations section on the Company's web site at http://www.schnitzersteel.com.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the nation's largest recyclers of ferrous metals, a leading self-service used auto parts retailer with 30 locations in the U.S. and Canada, and manufacturer of finished steel products. The Company, prior to the split with its joint venture partners, processes approximately 5.2 million tons of recycled ferrous metals per year as well as brokers nearly 3.0 million tons through various brokerage arrangements. In addition, the Company's steel mill has an annual production capacity of approximately 700,000 tons of finished steel products. The Company and its joint venture partners operate primarily along the West Coast and Northeastern seaboard of the United States. For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.

Certain statements in this press release are "forward-looking statements" within the meaning of U.S. federal securities laws. The Company intends that these statements be covered by the safe harbors created under these laws. These forward-looking statements include, but are not limited to, statements about the Company's expectation that it will have a majority of its Board be independent directors no later than its annual meeting in January of 2006. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from the information set forth in these forward-looking statements include the ability of the Company to attract independent directors, any unexpected delays in recruiting independent directors and other factors and events, some of which are discussed in the Company's most recent annual report on Form 10-K and its most recent quarterly report on Form 10-Q. Many of these factors and events are beyond the Company's ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this press release. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

SOURCE: Schnitzer Steel Industries, Inc.

For Schnitzer Steel:

The Abernathy MacGregor Group

Jim Lucas / Dan Hilley, 213-630-6550

or

Gard & Gerber

David Dugan, 503-552-5008